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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Ryder System, Inc.:

We consent to the use of our audit report dated February 6, 2003 on the consolidated financial statements of Ryder System, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, incorporated by reference into this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in method of accounting for goodwill and other intangible assets in 2002.




/s/ KPMG LLP

Miami, Florida
September 26, 2003